Exhibit 99.1

PRESS RELEASE

UNITED COMMUNITY BANCORP ANNOUNCES STOCK REPURCHASE PROGRAM

Lawrenceburg, Ind., May 18, 2015 - United Community Bancorp (the “Company”) (Nasdaq: UCBA) announced today that it has authorized a stock repurchase program to acquire up to 231,571 shares, or approximately 5%, of the Company’s outstanding common stock. Repurchases will be conducted through open market purchases, which will include purchases under a trading plan entered into with Sandler O’Neill & Partners, L.P. adopted pursuant to Securities and Exchange Commission Rule 10b5-1, or through privately negotiated transactions. The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period. Repurchases will be made from time to time depending on market conditions and other factors. There is no guarantee as to the exact number of shares to be repurchased by the Company.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates eight offices in Dearborn County and Ripley County, Indiana.

Contact:	United Community Bancorp

E.G. McLaughlin, President and Chief Executive Officer

(812) 537-4822